Exhibit 99.1

July 30, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Megan Washbourne 918-588-7572

ONEOK Announces Second-quarter 2013 Financial Results;

Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

TULSA, Okla. – July 30, 2013 – ONEOK, Inc. (NYSE: OKE) today announced second-quarter 2013 net income attributable to ONEOK of $0.9 million, or zero cents per diluted share, which includes a non-cash, after-tax charge of $71.0 million, or 34 cents per diluted share, in the energy services segment. In the second quarter 2012, net income attributable to ONEOK was $61.0 million, or 29 cents per diluted share.

Excluding the impact of the non-cash charge in the energy services segment, second-quarter 2013 results increased compared with the same period last year.

The improved second-quarter 2013 results reflect significantly higher natural gas volumes gathered and processed, and natural gas liquids (NGL) gathered as a result of completed growth projects in the ONEOK Partners segment, and new rates and the benefit of colder than normal weather in the natural gas distribution segment.

As expected, NGL exchange-services margins continued to grow, while NGL optimization margins continued to decline as a result of ONEOK Partners’ strategy to convert NGL optimization capacity to fee-based exchange-services capacity, and narrower NGL price differentials.

As anticipated, ethane rejection affected the ONEOK Partners segment’s natural gas liquids business’ second-quarter operating results and equity earnings by $14.6 million, which does not include the benefit of minimum volume obligations.

“ONEOK’s second-quarter financial results were solid despite our announced plans to wind down our energy services segment due to ongoing, challenging industry conditions that show no signs of improving,” said John W. Gibson, ONEOK chairman and chief executive officer.

“Our ONEOK Partners segment’s natural gas gathering and processing, and natural gas liquids businesses reported strong volume growth from several completed projects, including the Bakken NGL Pipeline and the Stateline I and II natural gas processing plants in the Williston

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

Basin,” Gibson said. “But the segment’s results were affected by significantly narrower natural gas liquids price differentials and lower realized NGL product prices.”

“Our natural gas distribution segment continued to benefit from new rates in Oklahoma, Kansas and Texas, and colder than normal weather in the first half of 2013, compared with the same period in 2012,” he concluded.

Year-to-date net income attributable to ONEOK was $113.4 million, or 54 cents per diluted share, which includes the non-cash, after-tax charge of $71.0 million, or 34 cents per diluted share, in the energy services segment, compared with $183.9 million, or 87 cents per diluted share, for the same period last year.

2013 AND THREE-YEAR FINANCIAL GUIDANCE AFFIRMED

ONEOK also affirmed its 2013 net income guidance range of $235 million to $285 million provided on June 10, 2013, to reflect the impact of its accelerated wind down of its energy services segment. Additional information is available in the guidance tables on the ONEOK website.

ONEOK also affirmed its three-year net income guidance to increase by an average of 15 to 20 percent annually, comparing 2012 results with 2015, excluding the impact of the company’s recently announced plans to separate its natural gas distribution business into a new standalone publicly traded company called ONE Gas, Inc.

ONEOK increased in July 2013 its dividend for the second quarter 2013 to 38 cents per share, an increase of 6 percent, or $1.52 per share on an annualized basis.

ONEOK’s 2013 guidance includes a projected 0.5-cent-per-unit-per-quarter increase in unitholder distributions declared from ONEOK Partners, subject to ONEOK Partners board approval.

ONEOK Partners has estimated an average annual distribution increase of 8 to 12 percent between 2012 and 2015, subject to ONEOK Partners board approval.

SECOND-QUARTER AND YEAR-TO-DATE 2013 FINANCIAL PERFORMANCE

ONEOK’s second-quarter 2013 operating income was $128.2 million, compared with $234.1 million for the second quarter 2012. For the first six months of 2013, operating income was $402.0 million, compared with $560.0 million for the same period last year. Second-quarter and year-to-date 2013 operating income reflects the energy services segment non-cash, pre-tax charge of $113.8 million, related to contract termination costs associated with the capacity releases executed in June 2013 for certain transportation and storage contracts.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

Three- and six-month 2013 results benefited from higher natural gas volumes gathered and processed, and NGL volumes gathered from the ONEOK Partners segment’s completed growth projects, and new rates and the benefit of colder than normal weather in the natural gas distribution segment. These increases were offset primarily due to lower optimization margins in the ONEOK Partners segment.

Operating costs for the second quarter 2013 were $233.6 million, compared with $231.3 million for the same period last year. Operating costs for the six-month 2013 period were $493.1 million, compared with $455.3 million for the same period last year. The increase in operating costs for the six-month 2013 period was due primarily to the ONEOK Partners segment expanding its operations as a result of several internal growth projects that were placed in service, and higher employee benefit costs and property taxes in the natural gas distribution segment.

Consolidated interest expense was $81.7 million in the second quarter 2013, compared with $71.5 million for the same period in 2012. Consolidated interest expense for the six-month 2013 period was $162.2 million, compared with $147.4 million in the same period last year. The increases for both the three- and six-month 2013 periods were driven primarily by ONEOK Partners’ $1.3 billion debt issuance in September 2012, offset partially by higher capitalized interest associated with the investments in ONEOK Partners’ growth projects.

> View earnings tables

SECOND-QUARTER 2013 SUMMARY:

•	ONEOK Partners segment operating income of $230.0 million, compared with $228.1 million in the second quarter 2012;

•	Natural gas distribution segment operating income of $40.6 million, compared with $21.7 million in the second quarter 2012;

•	Energy services segment operating loss of $141.4 million, compared with an operating loss of $15.1 million in the second quarter 2012, which includes the non-cash, pre-tax, charge of $113.8 million;

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ONEOK announcing in June plans to discontinue operating its energy services segment through an accelerated wind down process. The energy services segment is expected to be classified as discontinued operations, effective April 1, 2014;

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Distributions declared on the company’s general partner interest in ONEOK Partners of $67.1 million for the second quarter 2013; distributions declared on the company’s limited partner interest in ONEOK Partners of $66.8 million for the second quarter 2013;

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Announcing on July 25, 2013, to pursue a plan to separate its natural gas distribution segment into a standalone publicly traded company, ONE Gas, Inc., with ONEOK consisting of its general partner and limited partner interests in ONEOK Partners;

•	ONEOK Partners placing in service in the second quarter the following projects:

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

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The 600-mile Bakken NGL Pipeline that has a current capacity to transport 60,000 barrels per day (bpd) of unfractionated NGLs in the Williston Basin to ONEOK Partners’ 50 percent-owned Overland Pass Pipeline;

–	The 100-million cubic feet per day (MMcf/d) Stateline II natural gas processing facility in western Williams County, N.D.;

–	An ethane header pipeline that creates a new point of interconnection between the partnership’s Mont Belvieu, Texas, NGL fractionation and storage assets, and several petrochemical customers; and

–	A significant portion of the Divide County, N.D., natural gas gathering system; the remaining portion is expected to be completed in the second half 2013.

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ONEOK, on a stand-alone basis, ending the second quarter with $405.0 million of commercial paper outstanding, $1.9 million in letters of credit, $27.5 million of cash and cash equivalents, and $793.1 million available under its $1.2 billion credit facility;

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ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $412.9 million for 2013, which exceeded capital expenditures and dividends of $283.5 million by $129.4 million; and

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ONEOK increasing in July 2013 its dividend for the second quarter 2013 to 38 cents per share, an increase of 6 percent, or $1.52 per share on an annualized basis, payable on Aug. 15, 2013, to shareholders of record on Aug. 5, 2013.

BUSINESS-UNIT RESULTS:

ONEOK Partners

The ONEOK Partners segment reported second-quarter 2013 operating income of $230.0 million, compared with operating income of $228.1 million in the same period last year. Second-quarter 2013 results reflect:

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A $46.3 million increase in the natural gas liquids business in exchange-services margins from higher NGL volumes gathered, higher fees from contract renegotiations for its NGL exchange-services activities and higher revenues from customers with minimum volume obligations;

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A $22.3 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the Stateline I and Stateline II natural gas processing plants and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees;

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A $7.1 million increase in the natural gas liquids business from the impact of operational measurement gains of approximately $5.2 million in the second quarter 2013, compared with losses of approximately $1.9 million in the same period last year;

•	A $41.4 million decrease in the natural gas liquids business in optimization and marketing margins, primarily as a result of a $54.2 million decrease from significantly

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

narrower NGL location price differentials and less transportation capacity available for optimization activities, offset partially by a $12.8 million increase in its marketing activities. An increasing portion of its transportation capacity between the Conway, Kan., and Mont Belvieu, Texas, NGL market centers now is utilized for exchange-services activities to produce fee-based earnings;

•	An $11.3 million decrease in the natural gas liquids business from the impact of ethane rejection, which resulted in lower NGL volumes; and

•	An $8.8 million decrease in the natural gas gathering and processing business due primarily to lower realized NGL product prices.

Operating income for the six-month period was $407.7 million, compared with $484.1 million in the same period last year. Six-month 2013 results reflect:

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An $89.6 million increase in the natural gas liquids business in exchange-services margins, which resulted from higher NGL volumes gathered, higher fees from contract renegotiations for its NGL exchange-services activities and higher revenues from customers with minimum volume obligations;

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A $44.9 million increase in the natural gas gathering and processing business due primarily to volume growth in the Williston Basin from the Stateline I and Stateline II natural gas processing plants and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, and higher fees;

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A $131.5 million decrease in the natural gas liquids business in natural gas liquids optimization and marketing margins, primarily as a result of a $147.0 million decrease from significantly narrower NGL location price differentials and less transportation capacity available for optimization activities, offset partially by a $15.4 million increase in its marketing activities. An increasing portion of its transportation capacity between the Conway, Kan., and Mont Belvieu, Texas, NGL market centers now is utilized for exchange-services activities to produce fee-based earnings;

•	A $24.0 million decrease in the natural gas liquids business from the impact of ethane rejection, which resulted in lower NGL volumes; and

•	A $21.5 million decrease in the natural gas gathering and processing business due primarily to lower realized NGL product prices.

ONEOK Partners’ second-quarter 2013 operating costs were $124.0 million, compared with $123.4 million for the second quarter 2012. Operating costs for the six-month period were $262.2 million, compared with $239.2 million for the same period last year. Six-month 2013 operating costs, compared with operating costs in the same period 2012, reflect:

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A $9.6 million increase in labor and employee benefit costs due to the growth of ONEOK Partners’ operations and completed capital projects in its natural gas gathering and processing, and natural gas liquids businesses;

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

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A $7.2 million increase in materials, supplies and outside services expenses primarily due to the growth of ONEOK Partners’ operations and completed capital projects in its natural gas gathering and processing, and natural gas liquids businesses; and

•	A $2.2 million increase due to higher property taxes related to the completed capital projects in its natural gas gathering and processing business.

ONEOK Partners’ second-quarter 2013 equity earnings were $26.4 million, compared with $29.2 million in the second quarter 2012. Six-month 2013 equity earnings were $52.3 million, compared with $63.8 million in the same period last year. The decreases in the three- and six-month 2013 periods were due primarily to the impact of ethane rejection on Overland Pass Pipeline and decreased transportation rates on Northern Border Pipeline. ONEOK Partners owns a 50 percent interest in both pipelines.

For the second quarter 2013, the ONEOK Partners segment connected approximately 350 new wells, compared with approximately 250 wells for the same period in 2012. For the first six months of 2013, the segment connected approximately 600 new wells, despite periods of challenging weather conditions in North Dakota, compared with approximately 450 wells for the same period in 2012. The partnership expects to connect more than 1,000 wells in 2013.

Key Statistics: More detailed information is listed on page 22 in the tables.

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Natural gas gathered was 1,326 billion British thermal units per day (BBtu/d) in the second quarter 2013, up 23 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of additional natural gas gathering lines and compression to support the Stateline I and Stateline II natural gas processing plants in the Williston Basin, offset partially by continued production declines in the Powder River Basin in Wyoming; and up 9 percent compared with the first quarter 2013;

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Natural gas processed was 1,055 BBtu/d in the second quarter 2013, up 28 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of the Stateline I and Stateline II natural gas processing plants in the Williston Basin; and up 7 percent compared with the first quarter 2013;

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The realized composite NGL net sales price was 85 cents per gallon in the second quarter 2013, down 16 percent compared with the same period last year; and unchanged compared with the first quarter 2013;

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The realized condensate net sales price was $83.86 per barrel in the second quarter 2013, down 3 percent compared with the same period last year; and down 5 percent compared with the first quarter 2013;

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The realized residue natural gas net sales price was $3.57 per million British thermal units (MMBtu) in the second quarter 2013, down 6 percent compared with the same period last year; and unchanged compared with the first quarter 2013;

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

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Natural gas transportation capacity contracted was 5,362 thousand dekatherms per day in the second quarter 2013, up 2 percent compared with the same period last year; and down 5 percent compared with the first quarter 2013;

•	Natural gas transportation capacity subscribed was 88 percent in the second quarter 2013, up 1 percent compared with the same period last year; and down 5 percent compared with the first quarter 2013;

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The average natural gas price in the Mid-Continent region was $3.85 per MMBtu in the second quarter 2013, up 77 percent compared with the same period last year; and up 13 percent compared with the first quarter 2013;

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NGLs fractionated were 537,000 barrels per day (bpd) in the second quarter 2013, up 2 percent compared with the same period last year, due to increased volumes from the Williston Basin made available by ONEOK Partners’ completed Bakken NGL Pipeline and the impact of scheduled maintenance at ONEOK Partners’ Mont Belvieu NGL fractionation facility in the second quarter 2012, offset partially by lower volumes from ethane rejection; and up 5 percent compared with the first quarter 2013;

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NGLs transported on gathering lines were 554,000 bpd in the second quarter 2013, up 6 percent compared with the same period last year, due primarily to increased volumes of NGLs gathered as a result of the capacity increase in the Mid-Continent and Texas made available through ONEOK Partners’ Cana-Woodford Shale and Granite Wash projects that were placed in service in April 2012; increased volumes from the Williston Basin made available by its completed Bakken NGL Pipeline; and the impact of scheduled maintenance at its Mont Belvieu fractionation facility in the second quarter 2012; offset partially by decreases in NGL volumes gathered as a result of ethane rejection; and up 11 percent compared with the first quarter 2013;

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NGLs transported on distribution lines were 432,000 bpd in the second quarter 2013, down 10 percent compared with the same period last year, due primarily to decreased volumes resulting from ethane rejection; and up 10 percent compared with the first quarter 2013; and

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 6 cents per gallon in the second quarter 2013, compared with 23 cents per gallon in the same period last year; and 1 cent per gallon in the first quarter 2013.

Total equity volumes in the partnership’s natural gas gathering and processing business are increasing, and the composition of the equity NGL barrel continues to change under various percent-of-proceeds contracts as new natural gas processing plants in the Williston Basin are placed into service. The Garden Creek, Stateline I and Stateline II natural gas processing plants have the capability to recover ethane when economic conditions warrant but did not recover ethane during the second quarter 2013. As a result, second-quarter 2013 equity NGL volumes were weighted less toward ethane and more toward propane, iso-butane, normal butane and natural gasoline compared with the same period in the previous year.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

The ONEOK Partners segment’s natural gas gathering and processing business is exposed to commodity-price risk as a result of receiving commodities in exchange for its services. The following tables provide hedging information for its equity volumes in the natural gas gathering and processing business for the periods indicated:

	Six Months Ending December 31, 2013
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d)	9,028	$1.11	/ gallon	66%
Condensate (Bbl/d)	2,015	$2.42	/ gallon	82%
Total (Bbl/d)	11,043	$1.35	/ gallon	69%
Natural gas (MMBtu/d)	67,310	$3.83	/ MMBtu	81%

	Year Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d)	347	$2.23	/ gallon	2%
Condensate (Bbl/d)	1,661	$2.23	/ gallon	53%
Total (Bbl/d)	2,008	$2.23	/ gallon	10%
Natural gas (MMBtu/d)	69,274	$4.11	/ MMBtu	86%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
Natural gas (MMBtu/d)	48,877	$4.19	/ MMBtu	44%

The partnership expects its NGL and natural gas commodity-price sensitivities to increase in the future as its capital projects are completed and volumes increase under percent-of-proceeds contracts with its customers. All of the natural gas gathering and processing business’ commodity-price sensitivities are estimated as a hypothetical change in the price of NGLs, crude oil and natural gas as of June 30, 2013, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil. The ONEOK Partners segment’s natural gas gathering and processing business estimates the following sensitivities:

•	A 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.2 million;

•	A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.2 million; and

•	A 10-cent-per-MMBtu change in the price of natural gas would change annual net margin by approximately $2.9 million.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, impacting gathering and processing margins for certain contracts.

Natural Gas Distribution

The natural gas distribution segment reported operating income of $40.6 million in the second quarter 2013, compared with $21.7 million in the second quarter 2012. Second-quarter 2013 results reflect:

•	An $11.3 million increase from new rates in Oklahoma, Kansas and Texas;

•	A $5.6 million increase from higher sales volumes, primarily in Kansas and Oklahoma, due to colder than normal weather in 2013, compared with warmer than normal weather in 2012; and

•	A $3.0 million increase from higher transportation volumes due primarily to higher demand from weather-sensitive customers in Kansas.

Operating income for the six-month 2013 period was $141.2 million, compared with $120.6 million in the same period last year. Six-month 2013 results reflect:

•	A $21.4 million increase from new rates in Oklahoma, Kansas and Texas;

•	A $6.9 million increase from higher sales volumes, primarily in Oklahoma and Kansas, due to colder than normal weather in 2013, compared with warmer than normal weather in 2012; and

•	A $4.7 million increase from higher transportation volumes due primarily to higher demand from weather-sensitive customers in Kansas.

Second-quarter 2013 operating costs were $105.0 million, compared with $103.8 million in the second quarter 2012. Six-month 2013 operating costs were $221.2 million, compared with $208.8 million in the same period last year. Six-month 2013 operating costs reflect:

•	An $8.6 million increase in employee benefit costs;

•	A $3.6 million increase from higher property taxes primarily in Kansas;

•	A $1.1 million increase in bad debt expense; and

•	A $1.7 million decrease in legal costs.

Key Statistics: More detailed information is listed on page 22 in the tables.

•	Residential natural gas sales volumes were 16.4 billion cubic feet (Bcf) in the second quarter 2013, up 81 percent compared with the same period last year;

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

•	Total natural gas sales volumes were 22.5 Bcf in the second quarter 2013, up 47 percent compared with the same period last year;

•	Natural gas volumes delivered were 72.3 Bcf in the second quarter 2013, up 18 percent compared with the same period last year; and

•	Natural gas transportation volumes were 49.8 Bcf in the second quarter 2013, up 9 percent compared with the same period last year.

Energy Services

In June 2013, ONEOK announced it will discontinue the energy services segment through an accelerated wind down process and released a significant portion of its nonaffiliated third-party natural gas transportation and storage contracts to third parties, effective July 1, 2013. During the second quarter 2013, the segment recorded a $113.8 million pre-tax, non-cash charge related to the capacity releases executed in June 2013 for certain transportation and storage contracts.

As a result, the energy services segment reported a second-quarter 2013 operating loss of $141.4 million, compared with an operating loss of $15.1 million in the second quarter 2012. For the first six months of 2013, the operating loss was $145.8 million, compared with a loss of $45.8 million for the same period last year.

Second-quarter 2013 operating income decreased $12.5 million, excluding the non-cash charge, compared with the same period last year, due primarily to lower realized seasonal natural gas storage differentials and marketing margins, net of hedging activities.

Six-month 2013 operating income increased $13.8 million, excluding the non-cash charges, compared with the same period last year. Six-month 2013 results reflect:

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An $8.9 million increase in storage and marketing margins, net of hedging activities, due primarily to an increase in the first quarter 2012 related to the reclassification of deferred losses into earnings from accumulated other comprehensive income (loss) on certain financial contracts that were used to hedge forecasted purchases on natural gas in 2012, offset partially by decreases due to lower realized seasonal storage differentials and marketing margins, net of hedging activities;

•	A $1.4 million increase in transportation margins, due primarily to reduced contracted transportation capacity resulting in lower demand charges in the current year;

•	A $5.1 million decrease in premium-services margins, associated primarily with lower demand fees; and

•	A $2.7 million decrease in financial trading margins.

In the first quarter 2012, the segment also recorded a $10.3 million nonrecurring goodwill impairment charge.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

During the wind down process, the energy services segment will retain 24.0 Bcf of contracted natural gas storage capacity to serve its contracted premium-services customers, primarily natural gas and electric utilities, and industrial customers, by providing natural gas supply and risk-management services. Nearly all of this contracted storage capacity will expire by March 31, 2014.

Key Statistics: More detailed information is listed on page 22 in the tables.

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Natural gas in storage at June 30, 2013, was 18.2 Bcf, compared with 58.6 Bcf in the same period last year. During the second quarter 2013, natural gas storage capacity decreased from 53.4 Bcf at March 31, 2013, to 34.1 Bcf at June 30, 2013, due primarily to the assignment of 18.0 Bcf of natural gas storage capacity to the company’s natural gas distribution segment, compared with 72.4 Bcf with the same period last year. As of July 1, 2013, approximately 10.1 Bcf of storage capacity was released to third parties; and

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Natural gas transportation capacity at June 30, 2013, was 0.8 billion cubic feet per day (Bcf/d), of which 0.8 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.1 Bcf/d of total capacity and 1.0 Bcf/d of long-term capacity with the same period last year. As of July 1, 2013, approximately 0.4 Bcf/d of transportation capacity was released to third parties.

2013 EARNINGS GUIDANCE AND THREE-YEAR GROWTH FORECASTS

ONEOK affirmed its 2013 net income guidance range of $235 million to $285 million announced on June 10, 2013. ONEOK’s 2013 net income guidance reflects the current and future after-tax charges related to the wind down of the energy services segment.

ONEOK also affirmed its three-year net income guidance to increase by an average of 15 to 20 percent annually, comparing 2012 results with 2015, excluding the impact of the company’s recently announced plans to separate its natural gas distribution business into a new standalone publicly traded company called ONE Gas, Inc.

ONEOK increased in July 2013 its dividend for the second quarter 2013 to 38 cents per share, an increase of 6 percent, or $1.52 per share on an annualized basis.

ONEOK’s 2013 guidance includes a projected 0.5-cent-per-unit-per-quarter increase in unitholder distributions declared from ONEOK Partners, subject to ONEOK Partners board approval.

ONEOK Partners has estimated an average annual distribution increase of 8 to 12 percent between 2012 and 2015, subject to ONEOK Partners board approval.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

The midpoint of ONEOK’s 2013 operating income guidance is expected to be approximately $950 million. The midpoint for ONEOK’s 2013 net income guidance remains $260 million.

ONEOK Partners

The midpoint for ONEOK Partners’ 2013 operating income guidance is expected to be approximately $935 million. Operating income in the partnership’s natural gas liquids business is expected to increase, while operating income in the natural gas gathering and processing business is expected to decrease from previous earnings guidance provided on Feb. 25, 2013.

In 2013, natural gas volumes gathered in the natural gas gathering and processing business are now expected to average 1,350 BBtu/d, a slight decrease compared with the previous estimate of 1,370 BBtu/d provided in February, 2013. Natural gas volumes processed are now expected to average 1,085 BBtu/d, a 4 percent decrease compared with the previous estimate of 1,125 BBtu/d. These decreases are primarily a result of the challenging conditions from melting snow and rain during the second quarter 2013, which caused construction and well-completion delays.

The average unhedged prices assumed for the remainder of 2013 are $102.60 per barrel for New York Mercantile Exchange (NYMEX) crude oil, $3.75 per MMBtu for NYMEX natural gas and 62 cents per gallon, on a full ethane recovery basis, for composite natural gas liquids. Previous guidance for full year 2013 released on Feb. 25, 2013, assumed $88.00 per barrel for NYMEX crude oil, $3.75 per MMBtu for NYMEX natural gas and 66 cents per gallon, on a full ethane recovery basis, for composite natural gas liquids.

In the natural gas gathering and processing business, hedges are in place for the second half of 2013 on approximately 81 percent of the expected equity natural gas production at an average price of $3.83 per MMBtu; 66 percent of its expected equity NGL production at an average price of $1.11 per gallon; and 82 percent of its expected equity condensate production at an average price of $2.42 per gallon.

Currently, ONEOK Partners estimates that in its natural gas gathering and processing business, a 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.2 million. A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.2 million. Also, a 10-cent-per-MMBtu change in the price of natural gas would change annual net margin by approximately $2.9 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

ONEOK Partners now estimates for the second half of 2013 that in the natural gas liquids business, the average Conway-to-Mont Belvieu OPIS location price differential of ethane in ethane/propane mix is expected to be 6 cents per gallon for 2013, compared with its previous full-year 2013 guidance of 5 cents per gallon. The impact of this location price differential in the

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

natural gas liquids business has decreased as an increasing portion of its transportation capacity between the Conway, Kan., and Mont Belvieu, Texas, NGL market centers now is utilized by its exchange-services activities to produce fee-based earnings.

Natural gas liquids business’ NGL volumes fractionated are now expected to average 545 MBbl/d, a 12 percent decrease compared with the previous estimate of 620 MBbl/d provided in February 2013. NGL volumes transported on gathering lines are now expected to average 560 MBbl/d, a 6 percent decrease compared with the previous estimate of 593 MBbl/d.

The lower NGL volume forecasts - compared with previous estimates provided in February 2013 - are primarily the result of lower than expected volume increases from third-party processors during the first half 2013 and projected ethane rejection at many natural gas processing plants connected to ONEOK Partners’ NGL system for the remainder of 2013. The financial impact of these volume decreases is expected to be mitigated partially by minimum volume obligations and the ability to utilize the available transportation capacity for optimization activities.

Natural Gas Distribution

The midpoint of the natural gas distribution segment’s 2013 operating income guidance remains $227 million.

Energy Services

The midpoint of the energy services segment’s 2013 operating income guidance is expected to be a loss of $210 million which reflects the after-tax charges related to the wind down.

Capital Expenditures

Capital expenditures for 2013 are expected to be approximately $2.7 billion, comprised of $2.4 billion at ONEOK Partners and $316 million on a stand-alone basis.

Cash Flow

On a stand-alone basis, the midpoint of ONEOK’s 2013 guidance for cash flow before changes in working capital has been updated to $787 million, compared with its previous guidance of $835 million provided on Feb. 25, 2013. Cash flow before changes in working capital is expected to exceed capital expenditures and dividends by $145 million to $185 million, compared with its previous guidance of $195 million to $235 million provided in February 2013. These estimates have been adjusted to reflect the after-tax charges related to the energy services segment wind down.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

Additional information is available in the guidance tables on the ONEOK website.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call on Wednesday, July 31, 2013, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-298-3451, pass code 5921668, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 5921668.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/2013/OKE-Q2_2013_Earnings_Pd1NDq7.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:
ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure. Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance. Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation, amortization and impairments, deferred income taxes and certain other items.

The non-GAAP financial measure described above is useful to investors as a measurement of financial performance of the company’s fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income. Additionally, this calculation may not be comparable with similarly titled measures of other companies. A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.3 percent of ONEOK Partners, L.P. (NYSE: OKS) as of June 30, 2013, one of the largest publicly traded

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

•	changes in demand for the use of natural gas and crude oil because of market conditions caused by concerns about global warming;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	adverse labor relations;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
###

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
	(Thousands of dollars, except per share amounts)
Revenues	$3,349,236	$2,529,260	$6,890,681	$5,943,860
Cost of sales and fuel	2,895,847	1,980,298	5,813,840	4,751,311
Net margin	453,389	548,962	1,076,841	1,192,549
Operating expenses
Operations and maintenance	203,293	204,126	426,896	397,007
Depreciation and amortization	91,855	84,586	182,076	167,995
Goodwill impairment	—	—	—	10,255
General taxes	30,337	27,137	66,157	58,314
Total operating expenses	325,485	315,849	675,129	633,571
Gain on sale of assets	279	966	320	1,023
Operating income	128,183	234,079	402,032	560,001
Equity earnings from investments	26,421	29,169	52,276	63,789
Allowance for equity funds used during construction	5,656	1,849	14,743	2,824
Other income	3,134	686	10,498	6,446
Other expense	(806)	(4,898)	(3,402)	(3,071)
Interest expense (net of capitalized interest of $11,631, $9,742, $24,499 and $18,719, respectively)	(81,731)	(71,535)	(162,168)	(147,350)
Income before income taxes	80,857	189,350	313,979	482,639
Income taxes	(1,362)	(40,412)	(68,779)	(114,251)
Income from continuing operations	79,495	148,938	245,200	368,388
Income from discontinued operations, net of tax	—	—	—	762
Gain on sale of discontinued operations, net of tax	—	267	—	13,517
Net income	79,495	149,205	245,200	382,667
Less: Net income attributable to noncontrolling interests	78,576	88,212	131,760	198,809
Net income attributable to ONEOK	$919	$60,993	$113,440	$183,858

Amounts attributable to ONEOK:
Income from continuing operations	$919	$60,726	$113,440	$169,579
Income from discontinued operations	—	267	—	14,279
Net Income	$919	$60,993	$113,440	$183,858

Basic earnings per share:
Income from continuing operations	$—	$0.29	$0.55	$0.82
Income from discontinued operations	—	—	—	0.07
Net Income	$—	$0.29	$0.55	$0.89

Diluted earnings per share:
Income from continuing operations	$—	$0.29	$0.54	$0.80
Income from discontinued operations	—	—	—	0.07
Net Income	$—	$0.29	$0.54	$0.87

Average shares (thousands)
Basic	206,143	207,292	205,811	207,454
Diluted	208,874	211,784	209,116	211,818

Dividends declared per share of common stock	$0.36	$0.33	$0.72	$0.635

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2013	2012
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$33,681	$583,618
Accounts receivable, net	1,158,738	1,349,371
Gas and natural gas liquids in storage	434,996	517,014
Commodity imbalances	75,570	90,211
Energy marketing and risk-management assets	23,549	48,577
Other current assets	163,055	175,869
Total current assets	1,889,589	2,764,660

Property, plant and equipment
Property, plant and equipment	14,085,131	13,088,991
Accumulated depreciation and amortization	3,105,646	2,974,651
Net property, plant and equipment	10,979,485	10,114,340

Investments and other assets
Investments in unconsolidated affiliates	1,208,787	1,221,405
Goodwill and intangible assets	992,373	996,206
Other assets	772,040	758,664
Total investments and other assets	2,973,200	2,976,275
Total assets	$15,842,274	$15,855,275

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2013	2012
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$10,685	$10,855
Notes payable	834,000	817,170
Accounts payable	1,214,322	1,333,489
Commodity imbalances	199,910	272,436
Energy marketing and risk-management liabilities	908	9,990
Other current liabilities	388,954	369,054
Total current liabilities	2,648,779	2,812,994

Long-term debt, excluding current maturities	6,511,359	6,515,372

Deferred credits and other liabilities
Deferred income taxes	1,716,547	1,592,802
Other deferred credits	791,233	701,657
Total deferred credits and other liabilities	2,507,780	2,294,459

Commitments and contingencies

Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value:
authorized 600,000,000 shares; issued 245,811,180 shares and outstanding
206,190,506 shares at June 30, 2013; issued 245,811,180 shares and
outstanding 204,935,043 shares at December 31, 2012	2,458	2,458
Paid-in capital	1,278,213	1,324,698
Accumulated other comprehensive loss	(211,970)	(216,798)
Retained earnings	2,024,482	2,059,024
Treasury stock, at cost: 39,620,674 shares at June 30, 2013, and
40,876,137 shares at December 31, 2012	(1,007,834)	(1,039,773)
Total ONEOK shareholders’ equity	2,085,349	2,129,609

Noncontrolling interests in consolidated subsidiaries	2,089,007	2,102,841

Total equity	4,174,356	4,232,450
Total liabilities and equity	$15,842,274	$15,855,275

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2013	2012
	(Thousands of dollars)
Operating activities
Net income	$245,200	$382,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	182,076	168,003
Charges attributable to exit activities	113,780	—
Impairment of goodwill	—	10,255
Gain on sale of discontinued operations	—	(13,517)
Equity earnings from investments	(52,276)	(63,789)
Distributions received from unconsolidated affiliates	51,546	69,490
Deferred income taxes	68,468	111,172
Share-based compensation expense	19,018	16,928
Allowance for equity funds used during construction	(14,743)	(2,824)
Gain on sale of assets	(320)	(1,023)
Other	(3,658)	28,553
Changes in assets and liabilities:
Accounts receivable	190,633	541,053
Gas and natural gas liquids in storage	82,018	(11,445)
Accounts payable	(63,954)	(404,006)
Commodity imbalances, net	(57,885)	25,045
Energy marketing and risk-management assets and liabilities	(28,219)	(56,590)
Other assets and liabilities, net	56,597	(147,362)
Cash provided by operating activities	788,281	652,610

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,060,333)	(780,697)
Proceeds from sale of discontinued operations, net of cash sold	—	32,008
Contributions to unconsolidated affiliates	(4,558)	(7,237)
Distributions received from unconsolidated affiliates	17,958	14,705
Proceeds from sale of assets	3,333	1,828
Other	—	942
Cash used in investing activities	(1,043,600)	(738,451)

Financing activities
Borrowing, (repayment) of notes payable, net	16,830	(246,051)
Issuance of debt, net of discounts	—	699,657
Long-term debt financing costs	—	(5,395)
Repayment of debt	(3,888)	(356,173)
Repurchase of common stock	—	(150,000)
Issuance of common stock	6,002	4,591
Issuance of common units, net of issuance costs	15,942	459,680
Dividends paid	(147,982)	(126,772)
Distributions to noncontrolling interests	(181,522)	(153,588)
Cash provided by (used in) financing activities	(294,618)	125,949
Change in cash and cash equivalents	(549,937)	40,108
Change in cash and cash equivalents included in discontinued operations	—	8,859
Change in cash and cash equivalents from continuing operations	(549,937)	48,967
Cash and cash equivalents at beginning of period	583,618	65,953
Cash and cash equivalents at end of period	$33,681	$114,920

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2013	2012	2013	2012
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$412.0	$401.5	$782.6	$822.6
Operating costs	$124.0	$123.4	$262.2	$239.2
Depreciation and amortization	$58.2	$51.0	$112.9	$100.3
Operating income	$230.0	$228.1	$407.7	$484.1
Capital expenditures	$481.4	$355.4	$924.8	$636.2
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,326	1,079	1,271	1,062
Natural gas processed (BBtu/d) (b)	1,055	823	1,022	796
NGL sales (MBbl/d)	75	57	73	55
Residue gas sales (BBtu/d)	467	385	451	371
Realized composite NGL net sales price ($/gallon) (c)	$0.85	$1.01	$0.85	$1.05
Realized condensate net sales price ($/Bbl) (c)	$83.86	$86.17	$86.06	$87.86
Realized residue gas net sales price ($/MMBtu) (c)	$3.57	$3.79	$3.55	$3.77
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,362	5,236	5,515	5,394
Transportation capacity subscribed	88%	87%	90%	89%
Average natural gas price Mid-Continent region ($/MMBtu)	$3.85	$2.17	$3.63	$2.27
Natural gas liquids business
NGL sales (MBbl/d)	677	506	628	508
NGLs fractionated (MBbl/d) (b)	537	529	525	557
NGLs transported-gathering lines (MBbl/d) (a)	554	523	526	511
NGLs transported-distribution lines (MBbl/d) (a)	432	478	413	481
Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.06	$0.23	$0.04	$0.24

(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Distribution
Net margin	$178.4	$157.5	$430.1	$394.8
Operating costs	$105.0	$103.8	$221.2	$208.8
Depreciation and amortization	$32.9	$32.0	$67.8	$65.5
Operating income	$40.6	$21.7	$141.2	$120.6
Capital expenditures	$68.9	$72.9	$122.6	$131.4
Natural gas volumes (Bcf)
Natural gas sales	22.5	15.3	95.4	81.0
Transportation	49.8	45.8	108.5	103.4
Natural gas margins
Net margin on natural gas sales	$147.6	$130.6	$361.6	$331.6
Transportation margin	$22.8	$18.3	$52.1	$45.3

Energy Services
Net margin	$(137.8)	$(10.4)	$(137.1)	$(25.9)
Operating costs	$3.6	$4.6	$8.6	$9.4
Depreciation and amortization	$0.1	$0.1	$0.1	$0.2
Goodwill impairment	$—	—	$—	$10.3
Operating income (loss)	$(141.4)	$(15.1)	$(145.8)	$(45.8)

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2013
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$230	—	$230
Natural Gas Distribution	41	—	—	41
Energy Services	(141)	—	—	(141)
Other	(2)	—	—	(2)
Operating income	(102)	230	—	128
Equity in earnings of ONEOK Partners	124	—	(124)	—
Other income	1	33	—	34
Interest expense	(24)	(58)	—	(82)
Income taxes	2	(3)	—	(1)
Income from continuing operations	1	202	(124)	79
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	1	202	(124)	79
Less: Net income attributable to noncontrolling interests	—	—	78	78
Net income attributable to ONEOK	$1	$202	$(202)	$1

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Six Months Ended June 30, 2013
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$408	—	$408
Natural Gas Distribution	141	—	—	141
Energy Services	(146)	—	—	(146)
Other	(1)	—	—	(1)
Operating income	(6)	408	—	402
Equity in earnings of ONEOK Partners	227	—	(227)	—
Other income	5	69	—	74
Interest expense	(49)	(113)	—	(162)
Income taxes	(64)	(5)	—	(69)
Income from continuing operations	113	359	(227)	245
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	113	359	(227)	245
Less: Net income attributable to noncontrolling interests	—	—	132	132
Net income attributable to ONEOK	$113	$359	$(359)	$113

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$228	$—	$228
Natural Gas Distribution	22	—	—	22
Energy Services	(15)	—	—	(15)
Other	(1)	—	—	(1)
Operating income	6	228	—	234
Equity in earnings of ONEOK Partners	118	—	(118)	—
Other income (expense)	(1)	28	—	27
Interest expense	(25)	(47)	—	(72)
Income taxes	(37)	(3)	—	(40)
Income from continuing operations	61	206	(118)	149
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net Income	61	206	(118)	149
Less: Net income attributable to noncontrolling interests	—	—	88	88
Net income attributable to ONEOK	$61	$206	$(206)	$61

	Six Months Ended June 30, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$—	$484	$—	$484
Natural Gas Distribution	121	—	—	121
Energy Services	(46)	—	—	(46)
Other	1	—	—	1
Operating income	76	484	—	560
Equity in earnings of ONEOK Partners	246	—	(246)	—
Other income (expense)	2	68	—	70
Interest expense	(47)	(100)	—	(147)
Income taxes	(107)	(7)	—	(114)
Income from continuing operations	170	445	(246)	369
Income (loss) from discontinued operations, net of tax	14	—	—	14
Net Income	184	445	(246)	383
Less: Net income attributable to noncontrolling interests	—	—	199	199
Net income attributable to ONEOK	$184	$445	$(445)	$184

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Six Months Ended
(Unaudited)	June 30, 2013
(Millions of dollars)
Net income	$245.2
Charges attributable to exit activities	113.8
Net income attributable to noncontrolling interests	(131.8)
Equity in earnings of ONEOK Partners	(227.4)
Distributions received from ONEOK Partners	263.1
Depreciation, amortization and impairment	69.2
Deferred income taxes	65.4
Other	15.4
Cash flow, before changes in working capital	$412.9

(a) ONEOK stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations or other measures of results of operations.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated 2013 Guidance	Previous 2013 Guidance**	Change
	(Millions of dollars)
Operating income
ONEOK Partners	$934	$936	$(2)
Natural Gas Distribution	227	227	—
Energy Services	(210)	(210)	—
Other	(3)	(3)	—
Operating income	948	950	(2)
Equity earnings from investments	112	110	2
Other income (expense)	19	19	—
Interest expense	(337)	(337)	—
Income before income taxes	742	742	—
Income taxes	(165)	(165)	—
Income from continuing operations	577	577	—
Income from discontinued operations, net of tax	—	—	—
Net income	577	577	—
Less: Net income attributable to noncontrolling interests	317	317	—
Net income attributable to ONEOK	$260	$260	$—
Capital expenditures
ONEOK Partners	$2,360	$2,640	$(280)
Natural Gas Distribution	286	286	—
Other	30	30	—
Total capital expenditures	$2,676	$2,956	$(280)
*Amounts shown are midpoints of ranges provided. **Reflects the June announcement of wind down of the energy services segment.

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ONEOK Announces Second-quarter 2013 Financial Results;
Affirms 2013 Earnings Guidance and Three-year Financial Forecasts

July 30, 2013

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

Updated 2013 Guidance
(Millions of dollars)
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital
Net income	$577
Charges attributable to exit activities	136
Net income attributable to noncontrolling interests	(317)
Equity in earnings of ONEOK Partners	(512)
Distributions received from ONEOK Partners	548
Depreciation, amortization and impairment	150
Deferred income taxes	157
Other	48
Cash flow, before changes in working capital	$787
*Amounts shown are midpoints of ranges provided.